Exhibit 99.1

Investors:
Lisa Ciota: (630) 824-1987
Media:
Steve Carlson: (630) 824-1783

SUNCOKE ENERGY PARTNERS, L.P. ANNOUNCES ITS RESTRICTED 7.375% SENIOR NOTES DUE 2020 ARE NOW ELIGIBLE FOR EXCHANGE FOR FREELY TRADABLE NOTES

LISLE, Ill. (August 13, 2015) – SunCoke Energy Partners, L.P. (NYSE: SXCP) today announced that its outstanding 7.375% Senior Notes due 2020 (the “2020 Notes”) are now freely tradable without restrictions by non-affiliates of SXCP. The 2020 Notes were issued in non-registered private offerings in January 2013 and May 2014, and were subject to restrictions on transfer under the indenture governing the 2020 Notes (the “Restricted Notes”). The Restricted Notes were issued under CUSIP numbers 86723C AA6, 86723C AC2, U86660 AA2, and U86660 AB0.

The freely tradable 2020 Notes are represented by the CUSIP number 86723C AD0 (the “Unrestricted Notes”) and by a global security without restrictive legends that is held by the trustee for the 2020 Notes, The Bank of New York Trust Company, N.A., as custodian for The Depository Trust Company (“DTC”). The Unrestricted Notes are now eligible at DTC.

Beneficial owners of the 2020 Notes who wish to exchange their Restricted Notes for Unrestricted Notes should contact their respective DTC participants.

UPCOMING EVENTS

We plan to participate in the following conferences:

•	Citi MLP/Midstream Infrastructure Conference, August 19-20, 2015, Las Vegas, NV

•	Deutsche Bank Leveraged Finance Conference, September 28-30, 2015, Scottsdale, AZ

ABOUT SUNCOKE ENERGY PARTNERS, L.P.

SunCoke Energy Partners, L.P. (NYSE: SXCP) is a publicly traded master limited partnership that manufactures high-quality coke used in the blast furnace production of steel and provides export and domestic coal handling services to the coke, coal, steel and power industries. In our cokemaking business, we utilize an innovative heat-recovery technology that captures excess heat for steam or electrical power generation and have long-term, take-or-pay coke contracts that pass through commodity and certain operating costs. Our coal handling terminals have the collective capacity to blend and transload more than 45 million tons of coal each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. SXCP’s General Partner is a wholly owned subsidiary of SunCoke Energy, Inc. (NYSE: SXC), which has more than 50 years of cokemaking experience serving the integrated steel industry. To learn more about SunCoke Energy Partners, L.P., visit our website at www.sxcpartners.com.

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